Exhibit 99.1

News Release

Contact:
J. Robert Gary
Chief Financial Officer
214-891-6587
bgary@docucorp.com

For Release:
FOR IMMEDIATE RELEASE

Docucorp Announces Third Quarter Results
DALLAS — May 24, 2006 — Docucorp® International (Nasdaq: DOCC), a leading provider of Customer Communication Management (CCM) solutions, today announced revenues increased 13 percent to a record $22.4 million for the third quarter of fiscal year 2006, as compared to $19.8 million for the third quarter of the prior year. Net income for the quarter was $1.1 million, or $0.09 per diluted share, compared to net income of $468,000, or $0.04 per diluted share, for the same period a year ago.
     For the nine months ended April 30, 2006, the company reported record revenues of $65.7 million, a 10 percent increase compared to $59.7 million for the same period a year ago. Net income for the first nine months of fiscal year 2006 was $2.8 million, or $0.24 per diluted share, compared to $2.4 million, or $0.21 per diluted share, for the first nine months of fiscal year 2005.
     Compared to the third quarter of the prior fiscal year, ASP hosting revenue increased 28 percent to $8.4 million, professional services revenue increased 13 percent to $5.9 million, and maintenance revenue increased three percent to $5.4 million. Software license revenue remained virtually unchanged at $2.8 million.
     “During the third quarter, we continued to see solid improvement in our ASP hosting and professional services revenues, as well as record revenues from our EMEA operations,” said Michael D. Andereck, president and chief executive officer, Docucorp International. “We are
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DOCUCORP, THIRD QUARTER 2006 RESULTS	ADD #1
very pleased with double-digit revenue growth, record revenues, and the substantial increase in net income for the quarter.”
About Docucorp
Docucorp markets Customer Communication Management (CCM) solutions via a portfolio of information software, business process outsourcing and professional services, which enables companies to create, publish, manage and archive complex, high-volume, personalized information in-house or fully outsource to Docucorp. The company has an installed base of more than 1,300 customers, including some of the largest insurance, utility, financial services and health care organizations. Headquartered in Dallas, Docucorp has facilities in Atlanta, Silver Spring, Md., Bedford, N.H., and London, as well as an international presence in the Benelux, Switzerland, Central and Eastern Europe, Middle East and Africa regions.
Certain information contained in this news release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than historical facts, included herein are forward-looking statements. These statements involve risks and uncertainties, such as competition, technological developments, loss of significant customers and the other factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission, that could cause the Company’s actual results to differ materially from those expressed or implied by these forward-looking statements. Docucorp is a registered trademark of Docucorp International.
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Consolidated Statements of Operations and Balance Sheet follow.

One Lincoln Centre
5400 LBJ Freeway
Suite 300
Dallas, Texas 75240
214-891-6500
fax: 214-987-8187
http://www.docucorp.com
©	2006 Docucorp International. All Rights Reserved.
Company, organization and product names mentioned herein are trademarks or registered trademarks of their respective owners. Docucorp and its symbol are trademarks of Docucorp International.

DOCUCORP INTERNATIONAL, INC.
Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months		Nine Months
	Ended April 30,		Ended April 30,
	2006	2005	2006	2005
Revenues
ASP hosting	$8,388	$6,559	$25,343	$20,150
Professional services	5,902	5,246	16,735	16,227
License	2,761	2,756	7,287	7,427
Maintenance	5,385	5,218	16,312	15,935

Total revenues	22,436	19,779	65,677	59,739

Cost of revenues
ASP hosting	7,485	6,092	22,591	17,858
Professional services	4,726	4,169	13,114	12,502
License	1,184	1,044	3,511	3,002
Maintenance	329	393	1,029	1,120

Total cost of revenues	13,724	11,698	40,245	34,482

Gross profit	8,712	8,081	25,432	25,257

Operating expenses
Product development	2,284	2,180	6,784	6,404
Sales and marketing	2,700	3,040	7,986	8,817
General and administrative	2,108	2,064	6,273	6,065

Total operating expenses	7,092	7,284	21,043	21,286

Income from operations	1,620	797	4,389	3,971

Interest expense	(84)	(118)	(295)	(442)
Other income, net	188	82	365	326

Income before income taxes	1,724	761	4,459	3,855
Provision for income taxes	638	293	1,650	1,484

Net income	$1,086	$468	$2,809	$2,371

Basic net income per share	$0.10	$0.04	$0.26	$0.22

Weighted average basic shares outstanding	10,856	10,741	10,910	10,609

Diluted net income per share	$0.09	$0.04	$0.24	$0.21

Weighted average diluted shares outstanding	11,501	11,621	11,504	11,561

DOCUCORP INTERNATIONAL, INC.
Consolidated Balance Sheets
(in thousands except share and per share amounts)
(unaudited)

	April 30,	July 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$9,915	$8,381
Accounts receivable, net of allowance of $428 and $293, respectively	17,386	17,132
Current portion of deferred taxes	170	170
Income tax receivable	248	248
Other current assets	2,898	2,559

Total current assets	30,617	28,490

Property and equipment, net of accumulated depreciation of $23,142 and $20,122, respectively	9,208	10,261
Software development costs, net of accumulated amortization of $29,051 and $25,909 respectively	14,225	13,687
Goodwill	9,842	9,842
Identifiable intangibles, net of accumulated amortization of $248 and $113, respectively	772	907
Other assets	446	448

Total assets	$65,110	$63,635

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,152	$2,423
Accrued liabilities:
Accrued compensation	3,671	3,067
Other	1,354	1,491
Income taxes payable	65	403
Current portion of lease obligations	1,542	1,459
Current portion of long-term debt	3,619	3,617
Deferred revenue	12,193	11,479

Total current liabilities	25,596	23,939

Deferred taxes	5,459	5,178
Long-term lease obligations	1,227	2,303
Long-term debt	747	3,462
Other long-term liabilities	1,467	1,224

Commitment and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 16,593,849 shares issued	166	166
Additional paid-in-capital	46,006	48,035
Treasury stock at cost, 5,290,557 and 5,458,912 shares, respectively	(29,574)	(30,347)
Retained earnings	14,536	12,268
Unearned compensation	—	(2,100)
Foreign currency translation adjustment	(520)	(493)

Total stockholders’ equity	30,614	27,529

Total liabilities and stockholders’ equity	$65,110	$63,635